Exhibit 99



For Immediate Release                   Contact: Rick DeLisi
November 28, 2000                 Director, Public Relations
Page 1 of 2                                   (703) 390-5505

   Atlantic Coast Airlines to Expand Regional Jet Fleet to 108
          As Part of New Contract With United Airlines
  10-Year Agreement Also Replaces Pro-Rate Flying with Fee-Per-
                        Departure Program

Dulles, VA, (November 28, 2000) - Atlantic Coast Airlines Holdings, Inc. (Atlantic Coast) (NASDAQ/NM: ACAI), parent of Atlantic Coast Airlines/United Express (ACA) today announced it has reached agreement with United Airlines on a new 10-year contract that increases the total number of regional jets it will operate within the United Express program, and amends the financial relationship between the two companies.

Under the terms of the new agreement-scheduled to take effect on December 1, 2000-ACA/United Express will increase its number of regional jets to 108 by the end of 2003. Today, the carrier operates 34 Canadair Regional Jets (CRJs) as part of the United Express program, with 12 more on firm order to be delivered before the end of 2001. ACA previously announced conditional orders with its regional jet manufacturers and will now begin the process of finalizing firm orders for the 62 additional jets needed to expand its United Express regional jet fleet from 46 to 108 jet aircraft.

As part of the new agreement signed with United, the financial structure of the relationship between ACA and United will change from a pro-rate contract to a fee-per-departure arrangement. This insures that Atlantic Coast will receive a fee from United for each departure completed by ACA. The fee-per-departure arrangement is structured to mitigate earnings volatility due to external factors such as fuel and passenger yields. United will take full control of seat inventory, as well as complete responsibility for selection of destinations and schedules served by all ACA aircraft.

Atlantic Coast Chairman and Chief Executive Officer Kerry Skeen said, "We are pleased that this new agreement solidifies our relationship with United and allows us to continue to build our United Express operation. By nearly tripling the number of regional jets in the ACA system-compared to the current total-as well as anchoring revenue growth and stability, this allows us to focus on executing our ongoing growth plan in a more predictable earnings environment." He added, "The support we have received from our partners at United has always been one of the cornerstones of our success, and this renewed agreement allows us to continue that relationship for many years to come, to the benefit of both companies."

                            (-more-)
Atlantic Coast: New 10-Year Agreement With United Airlines
Page 2 of 2

The Atlantic Coast Board of Directors also authorized the company to repurchase up to $20 million of its outstanding shares, in addition to approximately $1.8 million remaining from the stock repurchase program authorized in April, 1999 by the Board. The repurchased shares will become treasury shares and will be used for general corporate purposes, including the issuance of shares in connection with grants and awards under the Company's stock-based benefit plans.

As of November 10, 2000 the Company had 21,203,282 shares outstanding.

On a separate note, the company announced that it currently forecasts earnings for calendar year 2001 in the range of $2.00 to $2.25 per share. The company also reaffirmed its guidance for fourth quarter 2000 earnings, which it expects to be between 45 and 53 cents per share.

Statements in this press release regarding projections and expectations of future earnings, revenues and costs represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such factors include, among others, unexpected costs or delays in the continuing implementation of new service, adverse weather conditions, the ability to hire and retain employees, and satisfactory resolution of amendable union contracts. These factors are more fully disclosed under the Company's "Management's Discussion and Analysis of Financial Condition and Results of Operations" in ACAI's Annual Report on Form 10-K for the year ended December 31, 1999 and its Quarterly Report on Form 10-Q for the period ended September 30, 2000. Atlantic Coast undertakes no obligation to update any of the forward-looking information included in this release, whether as a result of new information, future events, changed expectations or otherwise.

Atlantic Coast operates as Atlantic Coast Airlines/United Express in the Eastern and Midwestern United States, and as Atlantic Coast Jet/Delta Connection in the Eastern U.S. The company has a fleet of 98 aircraft and offers approximately 650 daily departures, serving 51 destinations in 24 states and employs over 3,000 aviation professionals. The common stock of Atlantic Coast Airlines Holdings, Inc. is traded on the NASDAQ National Market under the symbol ACAI.

                              # # #

PLEASE NOTE: The company will hold a conference call for analysts to discuss the details of the new United agreement later today-Tuesday, November 28 at 11:00am Eastern. The call will be available as a webcast, accessible through the company's website at www.atlanticcoast.com, in the "For Investors" section.

The webcast will be presented live, and will also be available for replay until Thursday, November 30 at 5:00pm Eastern.